Exhibit 8.2

To

Telefónica, S.A.

Distrito Telefónica

Ronda de la Comunicación, s/n

28050 Madrid

Spain

Madrid, 26 March 2015

Prospectus Supplement

Dear Sirs,

We have acted as Spanish legal counsel to Telefónica, S.A. (“Telefónica”), a corporation (sociedad anónima) organized under the laws of the Kingdom of Spain, in relation to the Prospectus Supplement (the “Prospectus Supplement”) related to the Registration Statement on Form F-3 (the “Registration Statement”) filed by Telefónica on the date hereof with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended, for the registration of the offer from time to time of Telefónica’s ordinary shares, nominal value €1.00 per share and rights to subscribe for ordinary shares.

1.	DOCUMENTATION REVIEWED

In arriving at the opinions expressed below, we have reviewed a copy of the Prospectus Supplement.

In rendering the opinions expressed below, we have assumed the conformity of the abovementioned copy of the Prospectus Supplement with the Prospectus Supplement filed with the Commission in connection with the Registration Statement.

Likewise, we have assumed that the Registration Statement has been filed with the Commission.

We do not represent ourselves to be familiar with the laws of any jurisdiction other than Spain as they stand at present and, therefore, we express no opinion on any question arising under any laws other than the Spanish law currently in force.

Certain legal concepts are expressed in the Prospectus Supplement in English terms and may not be identical or equivalent to those that exist under the Spanish law. Therefore, this opinion may only be relied upon provided that any issues of interpretation arising from the opinion are governed by Spanish law and brought before Spanish courts.

Our involvement in the transaction to which the Prospectus Supplement refers has been limited to our role as Spanish legal counsel to Telefónica and, as a consequence thereof, we assume no obligation to advise any other party to said transaction and, furthermore, we assume no obligation to advise either you or any other party of changes of law or facts that could occur after the date of the opinion, regardless of whether the change affects the legal analysis or conclusions given in this opinion.

2.	OPINION

Based upon the foregoing, and subject to the additional exceptions, limitations and qualifications set forth below, the discussion set forth in the Prospectus Supplement under the caption “Taxation—Material Spanish Tax Considerations”, insofar as it relates to statements of law or legal conclusions under Spanish tax law, is our opinion and is an accurate and fair abbreviated summary, in all material respects, of the matters referred to therein.

This opinion is being furnished by us, as Spanish counsel to Telefónica to you as a supporting document in connection with the above referenced Registration Statement. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the captions “Taxation—Material Spanish Tax Considerations” and “Legal Matters” contained in the Prospectus Supplement. By so consenting, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Yours faithfully,

/s/ César Albiñana Cilveti
César Albiñana Cilveti